Exhibit 1.2

CARDIOME PHARMA CORP.

Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

MANAGEMENT’S REPORT

The accompanying consolidated financial statements of Cardiome Pharma Corp. are the responsibility of management and have been approved by the Board of Directors. The consolidated financial statements and related notes have been prepared by management in accordance with generally accepted accounting principles used in the United States of America, and where appropriate, reflect management’s best estimates and assumptions based upon information available at the time that these estimates and assumptions were made.

Management is responsible for establishing and maintaining a system of internal controls over financial reporting designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control. The Board of Directors exercises this responsibility principally through the Audit Committee. The Audit Committee consists of directors not involved in the daily operations of the Company. The Audit Committee is responsible for engaging the external auditor and reviewing the financial statements prior to their presentation to the Board of Directors for approval. The Audit Committee meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged.

The company’s external auditors, who are appointed by the shareholders, conducted an independent audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), and express their opinion thereon.

/s/ Dr. William Hunter	/s/ Jennifer Archibald
President and CEO	Chief Financial Officer

March 6, 2017	March 6, 2017

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Report of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cardiome Pharma Corp.

We have audited the accompanying consolidated balance sheets of Cardiome Pharma Corp. as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Cardiome Pharma Corp.'s management. Our responsibility is to express an opinion on these (consolidated) financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cardiome Pharma Corp. as of December 31, 2016 and December 31, 2015, and its consolidated results of operations and its consolidated cash flows for the years then ended in conformity with US generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cardiome Pharma Corp.’s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 6, 2017, expressed an unqualified opinion on the effectiveness of Cardiome Pharma Corp.’s internal control over financial reporting.

//s// KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

March 6, 2017

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Cardiome Pharma Corp.

We have audited Cardiome Pharma Corp.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Cardiome Pharma Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Cardiome Pharma Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

Cardiome Pharma Corp. Page 2

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Cardiome Pharma Corp. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended and our report dated March 6, 2017 expressed an unqualified opinion on those consolidated financial statements.

//s// KPMG LLP

Chartered Professional Accountants

Vancouver, Canada
March 6, 2017

2

CARDIOME PHARMA CORP.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share amounts)

	December 31, 2016	December 31, 2015

Assets

Current assets:
Cash and cash equivalents	$26,758	$17,661
Restricted cash (note 5)	2,547	2,196
Accounts receivable, net of allowance for doubtful accounts of $97 (2015 - $424)	6,154	6,814
Inventories (note 6)	4,618	4,401
Prepaid expenses and other assets	1,302	1,408
Deferred income tax assets (note 17)	460	469
	41,839	32,949

Property and equipment (note 7)	548	740
Intangible assets (note 8)	24,352	14,221
Goodwill	318	318
	$67,057	$48,228

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities (note 9)	$8,021	$10,488
Current portion of long-term debt, net of unamortized debt issuance costs (note 10)	-	3,912
Current portion of deferred consideration (note 11)	2,815	2,619
Current portion of deferred revenue	182	188
	11,018	17,207

Long-term debt, net of unamortized debt issuance costs (note 10)	19,391	5,686
Deferred consideration (note 11)	-	2,478
Deferred revenue	2,381	2,647
Other long-term liabilities	243	274
	33,033	28,292

Stockholders’ equity:
Common stock	344,928	312,019
Authorized - unlimited number without par value
Issued and outstanding – 31,884,420 (2015 – 20,147,337) (note 12(b))
Additional paid-in capital	35,812	34,678
Deficit	(363,054)	(343,435)
Accumulated other comprehensive income	16,338	16,674
	34,024	19,936
	$67,057	$48,228

Commitments and contingencies (notes 16 and 19)

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board:

/s/ W. James O’Shea	/s/ Arthur H. Willms
Director	Director

CARDIOME PHARMA CORP.

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the years ended December 31, 2016 and 2015

(In thousands of U.S. dollars, except share and per share amounts)

	December 31, 2016	December 31, 2015
Revenue:
Product and royalty revenues	$25,066	$20,795
Licensing and other fees	190	115
	25,256	20,910
Cost of goods sold	6,310	6,587
Gross margin	18,946	14,323
Expenses:
Selling, general and administration	30,513	31,004
Research and development (note 14)	-	3,223
Amortization (notes 7 and 8)	2,984	2,177
	33,497	36,404
Operating loss	(14,551)	(22,081)

Other expense:
Loss on extinguishment of long-term debt (note 10)	1,402	-
Interest expense	2,543	2,260
Other expense	348	175
Foreign exchange loss (gain)	623	(43)
	4,916	2,392
Loss before income taxes	(19,467)	(24,473)
Income tax expense (recovery) (note 17)	152	(11)
Net loss	$(19,619)	$(24,462)

Other comprehensive loss:
Foreign currency translation adjustments	336	449
Comprehensive loss	$(19,955)	$(24,911)
Loss per common share (note 15)
Basic	$(0.78)	$(1.34)
Diluted	$(0.79)	$(1.34)
Weighted average common shares outstanding (note 15)
Basic	25,255,413	18,198,840
Diluted	25,318,196	18,198,840

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2016 and 2015

(In thousands of U.S. dollars, except number of common shares)

	Number of common shares	Common shares	Additional paid-in capital	Deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at December 31, 2014	16,591,002	$284,760	$34,229	$(318,973)	$17,123	$17,139
Net loss	-	-	-	(24,462)	-	(24,462)
Issuance of common stock (note 12(b))	3,429,247	28,334	-	-	-	28,334
Share issue costs	-	(1,705)	-	-	-	(1,705)
Common stock issued upon exercise of options (note 12(b))	119,842	293	-	-	-	293
Reallocation of additional paid in capital arising from stock-based compensation related to exercise of options	-	256	(256)	-	-	-
Reallocation of stock-based compensation liability arising from stock-based compensation related to exercise of options	-	9	-	-	-	9
Issuance of common shares on vesting of restricted share units, net of tax (note 12(b))	7,246	72	(110)			(38)
Stock-based compensation expense (note 13)	-	-	815	-	-	815
Foreign currency translation adjustments	-	-	-	-	(449)	(449)
Balance at December 31, 2015	20,147,337	312,019	34,678	(343,435)	16,674	19,936
Net loss	-	-	-	(19,619)	-	(19,619)
Issuance of common stock (note 12(b))	11,708,856	35,676	-	-	-	35,676
Share issue costs	-	(3,121)	-	-	-	(3,121)
Issuance of common shares on vesting of restricted share units, net of tax (note 12(b))	28,227	354	(449)			(95)
Stock-based compensation expense (note 13)	-	-	1,583	-	-	1,583
Foreign currency translation adjustments	-	-	-	-	(336)	(336)
Balance at December 31, 2016	31,884,420	$344,928	$35,812	$(363,054)	$16,338	$34,024

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.

Consolidated Statements of Cash Flows

For the years ended December 31, 2016 and 2015

(In thousands of U.S. dollars)

	December 31, 2016	December 31, 2015
Operating activities:
Net loss	$(19,619)	$(24,462)
Items not affecting cash:
Amortization (notes 7 and 8)	2,984	2,177
Amortization of deferred financing fees	250	525
Stock-based compensation expense, net (note 13)	260	2,205
Write-down of inventory (note 6)	159	2,028
Loss on extinguishment of long-term debt (note 10)	1,402	-
Unrealized foreign exchange loss (gain)	210	(43)
Changes in operating assets and liabilities:
Restricted cash	(296)	(31)
Accounts receivable	506	3,067
Inventories	(375)	(1,094)
Prepaid expenses and other assets	(37)	212
Deferred revenue	(272)	1,885
Accounts payable and accrued liabilities	(1,123)	(2,776)
Other long-term liabilities	(31)	-
Net cash used in operating activities	(15,982)	(16,307)

Investing activities:
Purchase of property and equipment	(9)	(132)
Purchase of intangible assets	(13,628)	(39)
Net cash used in investing activities	(13,637)	(171)

Financing activities:
Issuance of common stock (note 12(b))	35,341	28,334
Share issue costs	(2,746)	(1,650)
Issuance of common stock upon exercise of stock options (note 12(b))	-	293
Proceeds from issuance of long-term debt (note 10)	20,000	-
Financing fees on issuance of long-term debt (note 10)	(713)	(106)
Repayment of long-term debt (note 10)	(10,000)	(2,000)
Payment of fees on extinguishment of long-term debt (note 10)	(1,146)	-
Payment of deferred consideration (note 11)	(2,174)	(3,049)
Net cash provided by financing activities	38,562	21,822

Increase in cash and cash equivalents during the year	8,943	5,344
Effect of foreign exchange rate changes on cash and cash equivalents	154	(391)
Cash and cash equivalents, beginning of year	17,661	12,708
Cash and cash equivalents, end of year	$26,758	$17,661

Supplemental cash flow information:
Interest paid	$2,329	$1,826
Interest received	17	20
Cash (received) paid for income taxes	(109)	693

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

1.	Basis of presentation:

Cardiome Pharma Corp. (the “Company”) was incorporated under the Company Act (British Columbia) on December 12, 1986 and was continued under the laws of Canada on March 8, 2002. Cardiome is a specialty pharmaceutical company dedicated to offering patients and healthcare providers innovative therapeutic options that effectively, safely, and conveniently manage acute medical conditions to improve health and quality of life. Cardiome strives to find innovative, differentiated medicines that provide therapeutic and economic value to patients, physicians and healthcare systems. Cardiome currently has two marketed, in-hospital cardiology products, BRINAVESSTM (vernakalant IV), for the rapid conversion of recent onset atrial fibrillation to sinus rhythm in adults, and AGGRASTAT® (tirofiban HCl), a reversible GP IIb/IIIa inhibitor indicated for use in patients with acute coronary syndrome, which are commercially available in markets outside of the United States. Cardiome has licensed a European-approved antibiotic, XYDALBA™ (dalbavancin), a second generation, semi-synthetic lipoglycopeptide for the treatment of acute bacterial skin and skin structure infections in adults, that the Company has launched commercially in Germany and the United Kingdom and expects to commercialize in France, Belgium, Nordic nations, Canada, certain other European countries and some countries in the Middle East over time. In addition, Cardiome has also licensed commercialization rights to a pre-registration drug/device combination product, TREVYENT®, for the treatment of pulmonary arterial hypertension in certain regions outside the United States and commercialization rights to cardiology products ESMOCARD® and ESMOCARD LYO® (esmolol hydrochloride), a short-acting beta-blocker used to control rapid heart rate in a number of cardiovascular indications, in certain European countries.

The Company has financed its operations through cash flows generated from sales of its products, the issuance of common shares, and debt financing. If existing cash resources together with the cash the Company generates from the sales of its products are insufficient to fund its operational needs, the Company may need to sell additional equity or debt securities or seek additional financing through other arrangements.  There can be no assurance that the Company will be able to successfully obtain financing in the amounts or terms acceptable to the Company, if at all, in order to continue its operational activities.

2.	Summary of significant accounting policies:

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are presented in U.S. dollars. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

(a)	Principles of consolidation:

The consolidated financial statements include the accounts of Cardiome Pharma Corp. and its wholly-owned subsidiaries from their respective dates of acquisition of control. All intercompany transactions and balances have been eliminated on consolidation.

2

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

2.	Summary of significant accounting policies (continued):

(b)	Use of estimates:

The consolidated financial statements have been prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Significant areas requiring the use of accounting judgments and estimates include accounting for amounts recorded in connection with recoverability of inventories, carrying value of intangible assets, revenue recognition, bad debt and doubtful accounts, income taxes, stock-based compensation expense, and commitments and contingencies. The reported amounts and note disclosure are determined using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned course of action. Actual results could differ from those estimates.

(c)	Foreign currency translation:

The net assets of foreign subsidiaries where the local currencies have been determined to be the functional currencies are translated into U.S. dollars using exchange rates at the balance sheet dates. Equity is translated at historical rates and revenue and expenses are translated at exchange rates prevailing during the period. The foreign exchange gains and losses arising from translation are recorded in the foreign currency translation account, which is included in other comprehensive loss and reflected as a separate component of equity. For those subsidiaries where the U.S. dollar has been determined to be the functional currency, non-monetary foreign currency assets and liabilities are translated using historical rates, while monetary assets and liabilities are translated at the period-end exchange rates. Revenues and expenses denominated in foreign currencies are translated at exchange rates in effect at the time of the transactions. Foreign exchange gains and losses are recorded in net loss for the period.

(d)	Fair value measurements of financial instruments:

Fair value measurements of financial instruments are determined by using a fair value hierarchy that prioritizes the inputs to valuation techniques into three levels according to the relative reliability of the inputs used to estimate the fair values.

The three levels of inputs used to measure fair value are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical financial instruments;

Level 2 - Inputs other than quoted prices that are observable for the financial instrument either directly or indirectly; and

Level 3 - Inputs that are not based on observable market data.

In determining fair value measurements, the most observable inputs are used when available. The fair value hierarchy level at which a financial instrument is categorized is determined on the basis of the lowest level input that is significant to the fair value measurement.

3

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

2.	Summary of significant accounting policies (continued):

(e)	Cash and cash equivalents:

Cash and cash equivalents include cash and short-term deposits with original maturities of 90 days or less. Short-term deposits are valued at amortized cost. The carrying amounts approximate fair value due to the short-term maturities of these instruments.

(f)	Allowance for doubtful accounts:

The Company maintains an allowance for accounts for estimated losses that may result from our customers’ inability to pay. The Company estimates an allowance for doubtful accounts primarily based on the credit worthiness of customers, aging of receivable balances and general economic conditions. Amounts later determined and specifically identified to be uncollectible are charged against this allowance.

(g)	Inventories:

Inventories consist of finished goods, unfinished product (work in process) and raw materials and are valued at the lower of cost or estimated net realizable value, determined on a first-in-first-out basis. Cost is defined as all costs that relate to bringing the inventory to its present condition and location under normal operating conditions. Estimated net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

The components of inventory and inventory purchase commitments are reviewed on a regular basis for excess and obsolete inventory based on estimated future usage and sales, demand from drug distributors and hospitals and economic conditions. Management believes that the estimates used in calculating the inventory provision are reasonable and properly reflect the risk of excess and obsolete inventory.

(h)	Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Laboratory equipment	5 years
Production equipment	7 years
Computer equipment	3-5 years
Software	3-5 years
Furniture and office equipment	5-7 years

Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful life or the initial lease term.

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

2.	Summary of significant accounting policies (continued):

(i)	Intangible assets:

Intangible assets are comprised of patent costs, trade name, marketing rights and licenses. Patent costs which are associated with the preparation, filing, and obtaining of patents are capitalized. Maintenance costs of patents are expensed as incurred.

The estimated useful life of an intangible asset with a definite life is the period over which the asset is expected to contribute to future cash flows. When determining the useful life, the Company considers the expected use of the asset, useful life of a related intangible asset, any legal, regulatory or contractual provisions that limit the useful life, any legal, regulatory, or contractual renewal or extension provisions without substantial costs or modifications to the existing terms and conditions, the effects of obsolescence, demand, competition and other economic factors, and the expected level of maintenance expenditures relative to the cost of the asset required to obtain future cash flows from the asset.

Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Patents	over the patent life
Trade name	10 years
Marketing rights	10 years
Licenses	10 years

(j)	Goodwill:

Goodwill represents the excess of the purchase price of an acquired enterprise over the fair value assigned to assets acquired and liabilities assumed in a business combination. Goodwill is allocated as of the date of the business combination to the reporting units that are expected to benefit from the synergies of the business combination. Goodwill is not amortized, but reviewed for impairment on an annual basis or more frequently if impairment indicators arise. Qualitative factors are first assessed to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the qualitative assessment indicates that the reporting unit may be impaired, a two-step impairment test which considers, among other things, the fair value of reporting units based on discounted estimated future cash flows, is performed. This review involves significant estimation uncertainty, which could affect the Company’s future results if the current estimates of future performance and fair values change.

(k)	Impairment of long-lived assets:

Long-lived assets, including property and equipment, and intangible assets other than goodwill, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The Company determines whether the carrying value of a long-lived depreciable

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

2.	Summary of significant accounting policies (continued):

asset or asset group is recoverable based on its estimates of future asset utilization and undiscounted expected future cash flows the assets are expected to generate. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.

(l)	Deferred revenue:

Deferred revenue is recorded when upfront payments on distribution agreements are received. The deferred revenue is amortized into income over the applicable earnings period.

(m)	Revenue recognition:

Product and royalty revenue

Revenue from sales of products is recognized upon the later of transfer of title or upon shipment of the product to the customer, so long as persuasive evidence of an arrangement exists, the sales price is fixed or determinable, and collection is reasonably assured. Provisions for chargebacks, rebates, sales incentives and returns are provided for in the same period the related sales are recorded. Sales taxes collected from customers in various European markets that must be remitted back to the relevant government authorities are excluded from revenues. Shipping and handling costs are included in cost of sales.

Royalty revenue is recognized on an accrual basis when earned in accordance with the agreement terms, when royalties from the collaborative partner are determinable and collection is reasonably assured, such as upon the receipt of a royalty statement from the collaborative partner.

Licensing and other fees

The Company earns revenue from collaboration and license agreements from the commercial sale of approved products. Royalties payable under license agreements are included in cost of sales.

(n)	Research and development costs:

Research and development costs are expensed in the period incurred. These expenses include the costs of the Company’s proprietary R&D efforts, as well as costs incurred in connection with certain licensing arrangements. Before a drug product receives regulatory approval, upfront and milestone payments made to third parties under licensing arrangements are recorded as an expense. Upfront payments are recorded when incurred, and milestone payments are recorded when the specific milestone has been achieved. Once a drug product receives regulatory approval, any subsequent milestone payments made are recorded in intangible assets and, unless the asset is determined to have an indefinite life, the payments are amortized on a straight-line basis over the remaining agreement term or the expected product life cycle, whichever is shorter. As of December 31, 2016, no amounts have been recorded in intangible assets.

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

2.	Summary of significant accounting policies (continued):

(o)	Clinical trial expenses:

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other vendors who conduct certain product development activities on the Company’s behalf. The amount of clinical trial expenses recognized in a period related to service agreements are based on estimates of the work performed using an accrual basis of accounting. These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts. The Company monitors these factors to the extent possible and adjusts its estimates accordingly. Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

(p)	Stock-based compensation and other stock-based payments:

Stock options and restricted share units granted to the Company’s directors, executive officers and employees are accounted for using the fair-value based method. Under this method, compensation expense for stock options is measured at fair value at the date of grant using the Black-Scholes valuation model and is expensed over the award’s vesting period on a graded basis. Stock options granted to consultants and to foreign employees with Canadian dollar denominated stock options are subject to variable accounting treatment and are re-valued at fair value at each balance sheet date until exercise, expiry or forfeiture. Compensation expense for restricted share units is measured at fair value at the date of grant, which is the market price of the underlying security, and is expensed over the award’s vesting period on a straight-line basis.

(q)	Income taxes:

The Company accounts for income taxes using the liability method of tax allocation. Deferred income taxes are recognized for the deferred income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income when a change in tax rates is enacted. Deferred income tax assets are evaluated periodically and if realization is not considered more likely than not, a valuation allowance is provided. Income tax credits, such as investment tax credits, are included as part of the provision for income taxes.

(r)	Earnings (loss) per share:

Basic earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the treasury stock method. When the effect of options and other securities convertible into common shares is anti-dilutive, including when the Company has incurred a loss for the period, basic and diluted loss per share are the same.

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

2.	Summary of significant accounting policies (continued):

Diluted earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period, adjusted to include the number of incremental common shares that would have been outstanding if all dilutive potential common shares had been issued. Under the treasury stock method, the number of dilutive shares, if any, is determined by dividing the average market price of shares for the period into the net proceeds of in-the-money options.

(t)	Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year.

3.	Recent accounting pronouncements:

During the year ended December 31, 2016, the Company adopted ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs”, issued by the Financial Accounting Standards Board (the “FASB”) in April 2015. ASU 2015-03 changes the presentation of debt issuance costs in financial statements such that an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. As a result of the adoption, the Company reclassified unamortized debt issuance costs of $88 as of December 31, 2015 from other assets to a reduction in the current portion of long-term debt and $314 as of December 31, 2015 from other long-term assets to a reduction in long-term debt on the consolidated balance sheet.

During the year ended December 31, 2016, the Company adopted ASU 2014-15 “Presentation of Financial Statements – Going Concern, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, which requires management to assess at each interim and annual reporting period whether substantial doubt exists about the Company’s ability to operate as a going concern. Substantial doubt exists if the Company will be unable to meet its obligations as they become due within one year after the financial statement issue date. If there is substantial doubt, additional disclosures are required.

During the year ended December 31, 2016, the Company adopted ASU 2015-02 “Consolidation – Amendments to the Consolidation Analysis”. There was no impact to the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments”. The amendments in ASU 2016-15 provide cash flow statement classification guidance on the following eight topics: 1. Debt Prepayment or Debt Extinguishment Costs; 2. Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; 3. Contingent Consideration Payments Made after a Business Combination; 4. Proceeds from the Settlement of Insurance Claims; 5. Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned Life Insurance Policies; 6. Distributions Received from Equity Method Investees; 7. Beneficial Interests in Securitization Transactions; and 8. Separately

8

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

3.	Recent accounting pronouncements (continued):

Identifiable Cash Flows and Application of the Predominance Principle. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company is evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”. ASU 2016-09 simplifies several aspects of accounting for employee share-based payment transactions, including accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statements of cash flows.  The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The Company is evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which requires lessees to recognize all leases, including operating leases, with a term greater than 12 months on the balance sheet, for the rights and obligations created by those leases. The accounting for lessors will remain largely unchanged from the existing accounting standards. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In May 2014, the FASB issued guidance codified in ASC 606, Revenue Recognition – Revenue from Contracts with Customers (“ASC 606”), which replaces the guidance in former ASC 605, Revenue Recognition. The amendment was the result of a joint effort by the FASB and the International Accounting Standards Board to improve financial reporting by creating common revenue recognition guidance for U.S. GAAP and international financial reporting standards ("IFRS"). The joint project clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and IFRS. ASC 606 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. ASC 606 may be adopted using one of two methods: full retrospective or modified retrospective. Under the full retrospective approach, retrospective application is applied to each prior reporting period presented. Under the modified retrospective approach, retrospective application is applied with the cumulative effect of initially applying the update recognized at the date of initial application. The Company anticipates the adoption of ASC 606 under the modified retrospective approach on January 1, 2018. The Company’s evaluation of the impact of the new guidance on its consolidated financial statements is ongoing, however it currently anticipates that the standard may have an impact on the timing of revenue recognition of the Company’s individual long-term contracts without changing the total amount of revenue recognized. There is expected to be no changes to the treatment of cash flows and cash will continue to be collected in line with contractual terms.

9

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

4.	Financial instruments:

Financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, long-term debt and deferred consideration. The fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities and deferred consideration approximate carrying values because of their short-term nature. At December 31, 2016, the recorded amount of the Company’s long-term debt approximates fair value as the related interest rate approximates rates currently available to the Company. The long-term debt and deferred consideration are classified as Level 2 of the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks, including credit risk and market risk.

(a)	Credit risk:

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents and accounts receivable. The carrying amount of the financial assets represents the maximum credit exposure.

The Company limits its exposure to credit risk on cash and cash equivalents by placing these financial instruments with high-credit quality financial institutions.

The Company is subject to credit risk related to its accounts receivable. The majority of the Company’s accounts receivable arise from product sales which are primarily due from drug distributors and hospitals. The Company monitors the creditworthiness of its customers so that it can properly assess and respond to changes in their credit profile.

(b)	Market risk:

Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates will affect the Company’s income or the value of the financial instruments held.

(i)	Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risk as a portion of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, revenue, and operating expenses are denominated in other than U.S. dollars. The Company manages foreign currency risk by holding cash and cash equivalents in foreign currencies to support forecasted foreign currency cash outflows. The Company has not entered into any forward foreign exchange contracts.

(ii)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial

10

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

4.	Financial instruments (continued):

instruments that potentially subject the Company to interest rate risk include cash and cash equivalents.

The Company is exposed to interest rate cash flow risk on its cash and cash equivalents as these instruments bear interest based on current market rates.

5.	Restricted cash:

At December 31, 2016, restricted cash included $1,000 (2015 - $1,000) relating to amounts held in escrow in a non-interest bearing account in connection with the acquisition of Correvio LLC. This amount will be released from escrow upon the Company’s payment of all amounts owing under the deferred consideration liability plus all applicable accrued interest (note 11).

The Company also held restricted cash relating to deposits which are pledged as collateral for bank guarantees for sales contracts with various hospitals and health authorities of $1,443 (2015 - $1,196) and for operating lease arrangements of $104 (December 31, 2015 – nil).

6.	Inventories:

	December 31,	December 31,
	2016	2015

Finished goods	$1,757	$1,193
Work in process	562	703
Raw materials	2,299	2,505

	$4,618	$4,401

During the year ended December 31, 2016, the Company had a write-down of inventory of $159 (2015 – $2,028). Included in the write-down during the year ended December 31, 2015 is a write-down of $1,125 of repurchased unsold inventory as part of a termination agreement.

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

7.	Property and equipment:

		Accumulated	Net book
2016	Cost	amortization	value

Laboratory equipment	$625	$625	$-
Production equipment	97	48	49
Software	161	85	76
Computer equipment	216	177	39
Leasehold improvements	399	107	292
Furniture and office equipment	187	95	92

	$1,685	$1,137	$548

		Accumulated	Net book
2015	Cost	amortization	value

Laboratory equipment	$625	$598	$27
Production equipment	96	30	66
Software	152	57	95
Computer equipment	240	149	91
Leasehold improvements	399	70	329
Furniture and office equipment	189	57	132

	$1,701	$961	$740

During the year ended December 31, 2016, the Company wrote off computer equipment with a cost and accumulated amortization of $25 (2015 – nil). Amortization expense for the year ended December 31, 2016 amounted to $201 (2015 - $203).

12

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

8.	Intangible assets:

		Accumulated	Net book
2016	Cost	amortization	value

Licenses	$12,843	$856	$11,987
Marketing rights	15,830	4,948	10,882
Trade name	1,131	353	778
Patents	4,347	3,642	705

	$34,151	$9,799	$24,352

		Accumulated	Net book
2015	Cost	amortization	value

Marketing rights	$15,830	$3,365	$12,465
Trade name	1,131	240	891
Patents	4,312	3,447	865
	$21,273	$7,052	$14,221

In the second quarter of 2016, the Company announced the execution of a license agreement with Allergan plc (“Allergan”), for the rights to commercialize dalbavancin (branded DALVANCE® in the U.S. and XYDALBATM in the rest of the world) in France, the United Kingdom, Germany, Belgium, Nordic nations, other European nations, various Middle Eastern nations, and Canada. As consideration for the rights and licenses granted, the Company made non-refundable payments to Allergan of $13,000, along with incurring other transaction costs. Additional non-refundable milestone payments will be due to Allergan upon the Company’s achievement of various milestones. Royalty payments may also be due to Allergan based on achievement of pre-determined levels of annual net sales. The license will be amortized over the life of the agreement of 10 years.

Amortization expense for the year ended December 31, 2016 amounted to $2,783 (2015 - $1,974).

The estimated aggregate amortization expense for intangible assets held at December 31, 2016, for each of the five succeeding years is expected as follows:

2017	$3,158
2018	3,126
2019	3,104
2020	3,083
2021	3,048

13

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

9.	Accounts payable and accrued liabilities:

	December 31,	December 31,
	2016	2015

Trade accounts payable	$3,924	$3,474
Employee-related accruals	2,637	3,744
Interest payable on deferred consideration (note 11)	24	45
Other accrued liabilities	1,436	3,225

	$8,021	$10,488

10.	Long term debt:

	December 31,	December 31,
	2016	2015

Principal amount	$20,000	$10,000
Less: unamortized debt issuance costs	(609)	(402)
Long-term debt, net of unamortized debt issuance costs	$19,391	$9,598
Less: current portion, net of unamortized debt issuance costs	-	(3,912)

	$19,391	$5,686

On July 18, 2014, the Company closed a senior, secured term loan facility with MidCap Financial, LLC (“Midcap”) for up to $22,000 which consisted of two tranches bearing interest at a rate of LIBOR plus 8%. Interest was payable on a monthly basis. The first tranche of $12,000 was available for working capital and general corporate purposes. The second tranche of up to $10,000 was available to support a product or company acquisition. The loan carried a term of 48 months and was secured by substantially all of the assets of the Company. At December 31, 2015, the Company had a balance of $10,000 outstanding. During the year ended December 31, 2016, the Company extinguished the long-term debt from Midcap. The Company incurred a loss of $1,402 on the extinguishment of the long-term debt from Midcap. Of this amount, $256 related to the write-off of unamortized debt issuance costs and $1,146 related to prepayment and exit fees.

On June 13, 2016, the Company entered into a term loan agreement with CRG-managed funds for up to $30,000 consisting of three tranches bearing interest at 14% per annum. The first tranche of $20,000 was drawn at closing and was used to extinguish the long-term debt from Midcap and for general corporate purposes. The second and third tranches of $5,000 each are available to the Company if the Company is able to reach certain revenue milestones, as at December 2016 and June 2017, respectively. The Company reached the revenue milestone at December 31, 2016 and the second tranche of $5 million is available to the Company. The loan matures on March 31, 2021. Under the terms of the agreement, an interest-only period is

14

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

10.	Long term debt (continued):

provided such that principal repayment begins in June 2019. Interest is payable on a quarterly basis through the full term of the loan. If certain revenue milestones are met by the Company, the interest-only period may be extended such that principal repayment begins in June 2020. The Company is required to meet certain annual revenue covenants. If the revenue covenants are not met, the Company may exercise a cure right by issuing additional common shares in exchange for cash or by borrowing subordinated debt in an amount equal to two times the difference between the minimum required revenue and the Company’s revenue. The cash received from the cure right would be considered repayment of principal. The Company was in compliance with this revenue covenant for the year ended December 31, 2016.

Future repayments are as follows:

2017	$-
2018	-
2019	7,500
2020	10,000
2021	2,500

Total repayments	$20,000

11.	Deferred consideration:

On November 18, 2013, the Company completed the acquisition of Correvio LLC through the purchase of a combination of assets and shares in exchange for 19.9% of the Company’s then outstanding shares and deferred consideration of $12,000. The deferred consideration is being repaid monthly at an amount equal to 10% of cash receipts from product sales and any applicable interest accrued at 10% compounded annually.  The deferred consideration must be repaid in full by December 1, 2019.

15

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

12.	Share capital:

(a)	Authorized:

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series.

(b)	Issued and outstanding:

Number
Common shares	of shares

Balance, December 31, 2014	16,591,002
Issued through at-the-market offering (i)	554,247
Issued through common share offering (ii)	2,875,000
Issued upon vesting of restricted share units, net of tax	7,246
Issued upon exercise of options in cashless transaction	10,431
Issued for cash upon exercise of options	109,411

Balance, December 31, 2015	20,147,337
Issued through common share offering (iii)	11,500,000
Issued to Lincoln Park Capital Fund, LLC (iv)	208,856
Issued upon vesting of restricted share units, net of tax	28,227
Balance, December 31, 2016	31,884,420

(i)	On February 18, 2014, the Company completed a prospectus supplement under which the Company may issue common shares in one or more at-the-market (“ATM”) offerings up to an aggregate of $8,900. During the year ended December 31, 2015, the Company issued 554,247 common shares in the ATM offering for gross proceeds of $5,334.

On March 1, 2016, the Company filed a short form base shelf prospectus with the securities regulatory authorities in Canada, other than Quebec, and the United States Securities and Exchange Commission (the “SEC”) under a registration statement on Form F-10 (together, the “Base Shelf Prospectuses”). The Base Shelf Prospectuses provide for the potential offering in Canada and the United States of up to an aggregate of $250 million of the Company’s common shares, preferred shares, debt securities, warrants, subscription receipts and units from time to time over a 25-month period.

16

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

12.	Share capital (continued):

On March 7, 2016, the Company filed an Amended and Restated At Market Issuance Sales Agreement (the “Sales Agreement”) with FBR Capital Markets & Co. (“FBR”) and MLV & Co. LLC (“MLV”). The Company entered into the Sales Agreement only as a result of the acquisition by FBR of MLV. The Company also filed a prospectus supplement, in connection with the filing of the Base Shelf Prospectuses, pertaining to the Sales Agreement under which the Company may issue common shares through ATM offerings with FBR and MLV as agents, up to an aggregate of $6,900. As at December 31, 2016, no shares have been issued and $6,900 remains available under the prospectus supplement.

(ii)	On August 13, 2015, the Company completed a prospectus offering of 2,875,000 common shares from treasury at a price of US$8.00 per common share for gross proceeds of $23,000.

(iii)	On July 29, 2016, the Company closed an underwritten public offering of 11,500,000 common shares from treasury at a price of US$3.00 per common share for gross proceeds of $34,500.

(iv)	On January 12, 2016, the Company completed a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”) which allows LPC to purchase up to an aggregate value of $20 million worth of common shares in the capital of the Company. In consideration for entering into the agreement, the Company issued 48,856 common shares to LPC as a commitment fee. No proceeds were received for these shares which were valued at $335 and recorded as a share issuance cost. During the year ended December 31, 2016, the Company issued 160,000 common shares under the Purchase Agreement to LPC for gross proceeds $841.

On March 7, 2016, the Company filed a prospectus supplement, in connection with the filing of the Base Shelf Prospectuses, pertaining to the Purchase Agreement, under which the Company may sell its common shares to LPC up to an aggregate of $6,900. On December 22, 2016, the Company filed an amendment to this prospectus supplement. The Company’s closing share price must be equal to or greater than US$1.00 in order for a purchase to be effected. As at December 31, 2016, no shares have been issued and $6,900 remains available under the prospectus supplement.

17

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

13.	Share-based compensation:

(a)	Stock options:

Under the terms of the Company’s incentive stock option plan (the “Plan”), the Company may grant options to directors, executive officers, employees and consultants of the Company. The Plan provides for granting of options at the fair market value of the Company’s common shares at the grant date. Options generally vest over periods of up to four years with an expiry term of five years and generally vest in equal amounts at the end of each month. On June 16, 2014, shareholders approved an amendment to the Plan (the “Amended Plan”) whereby the maximum number of shares available for issue under the Amended Plan is a rolling number equal to a maximum of 12.5% of the issued common shares outstanding at the time of grant. Prior to this amendment, the number of shares available for issuance was a specified, fixed amount. Under the Amended Plan, the maximum number of stock options issuable to insiders continues to be restricted to 10% of the issued and outstanding common shares of the Company.

Details of the stock option transactions for the years ended December 31, 2016 and 2015 are summarized as follows:

	Number	Weighted average exercise price (CAD$)	Weighted average remaining contractual life (years)	Aggregate intrinsic value (CAD$)
Outstanding as at December 31, 2014	1,278,290	4.68	3.34	8,411

Options granted	382,900	10.84
Options exercised	(129,236)	3.76
Options forfeited	(45,097)	8.76
Options expired	(14,260)	41.69
Outstanding as at December 31, 2015	1,472,597	5.88	2.88	8,024

Options granted	617,500	5.97
Options forfeited	(72,200)	4.94
Options expired	(16,340)	20.22
Outstanding as at December 31, 2016	2,001,557	5.82	2.72	1,110
Exercisable as at December 31, 2016	1,292,969	5.20	2.13	1,004

The outstanding options expire at various dates ranging from July 3, 2017 to August 10, 2021.

At December 31, 2016, stock options to executive officers and directors, employees and consultants were outstanding as follows:

18

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

13.	Share-based compensation (continued):

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average	average		average
		remaining	exercise		exercise
Range of		contractual	price		price
exercise prices (CAD$)	Number	life (years)	(CAD$)	Number	(CAD$)

$1.65 to $2.08	409,000	1.02	1.67	358,568	1.67
$2.09 to $5.63	454,683	1.68	3.78	430,983	3.71
$5.64 to $7.37	550,000	4.47	6.20	106,932	6.20
$7.38 to $13.09	587,874	3.07	9.92	396,486	9.74

	2,001,557	2.72	5.82	1,292,969	5.20

A summary of the Company’s non-vested stock option activity and related information for the year ended December 31, 2016 is as follows:

	Number	Weighted average
	of	grant-date fair value
Non-vested options	options	(U.S.$)

Non-vested at December 31, 2015	512,784	3.96
Granted	617,500	2.00
Vested	(417,744)	2.56
Forfeited	(3,952)	2.35

Non-vested at December 31, 2016	708,588	2.27

At December 31, 2016, there was $739 (2015 - $934) of total unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 1.3 years (2015 – 1.4 years).

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2016 was nil as there were no stock options exercised. The aggregate intrinsic value of stock options exercised during the year ended December 31, 2015 was $743.

The aggregate fair value of vested options during the year ended December 31, 2016 was $1,071 (2015 - $1,404).

Stock options granted to the Company’s directors, executive officers and employees are accounted for using the fair-value based method. Under this method, compensation expense for stock options is measured at fair value at the date of grant using the Black-Scholes valuation model and is expensed over the award’s vesting period on a graded basis. Stock options granted to consultants and to foreign employees with Canadian dollar denominated stock options are subject to variable accounting treatment and are re-valued at fair value at each balance sheet date until exercise, expiry or forfeiture.

19

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

13.	Share-based compensation (continued):

For the year ended December 31, 2016, $171 was recorded as stock-based compensation recovery with $1,323 being recorded as a recovery against liability and $1,152 being recorded as an expense against additional paid-in capital (2015 - $1,828 was recorded as stock-based compensation expense with $1,391 being recorded as an expense against liability and $437 being recorded as an expense against additional paid-in capital).

The weighted average fair value of stock options granted during the year ended December 31, 2016 was $2.00 (2015 - $4.50). The estimated fair value of the stock options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31,	December 31,
	2016	2015

Dividend yield	-	-
Expected volatility	65.7%	78.4%
Risk-free interest rate	0.7%	0.6%
Expected average life of the options	3.1 years	3.4 years
Estimated forfeiture rate	-	-

There is no dividend yield as the Company has not paid, and does not plan to pay, dividends on its common shares. The expected volatility is based on the historical share price volatility of the Company’s daily share closing prices over a period equal to the expected life of each option grant. The risk-free interest rate is based on yields from Canadian government bond yields with a term equal to the expected term of the options being valued. The expected life of options represents the period of time that the options are expected to be outstanding based on the contractual term of the options and on historical data of option holder exercise and post-vesting employment termination behaviour. Forfeitures are estimated at the time of grant and, if necessary, management revises that estimate if actual forfeitures differ and adjusts stock-based compensation expense accordingly.

(b)	Restricted share unit plan:

During 2014, the Company established a treasury-based Restricted Share Unit Plan (the “RSU Plan”) to provide long-term incentives to certain executives and other key employees and to support the objective of employee share ownership through the granting of restricted share units (“RSUs”). There is no exercise price and no monetary payment is required from the employees to the Company upon grant of the RSUs or upon the subsequent issuance of shares to settle the award. The vested RSUs may be settled through the issuance of common shares from treasury, by the delivery of common shares purchased on the open market, in cash or in any combination of the foregoing, at the option of the Company. Vesting of RSUs is conditional upon the expiry of a time-based vesting period. The duration of the vesting period and other vesting terms applicable to the grant of the RSUs are determined at the time of the grant. Generally, RSUs vest annually over three years, in equal amounts, on the anniversary date of the date of grant.

20

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

13.	Share-based compensation (continued):

Details of RSU transactions for the year ended December 31, 2016 are summarized as follows:

	Number	Weighted average grant date fair value (USD$)	Weighted average remaining contractual life (years)	Aggregate intrinsic value (USD$)
Outstanding as at December 31, 2015	132,108	$8.91	2.16	$1,058

RSUs granted	50,782	4.43		218
RSUs vested	(49,682)	9.03		205
RSUs forfeited	(13,505)	9.00
Outstanding as at December 31, 2016	119,703	$6.95	1.71	$334

At December 31, 2016, there was $537 (2015 - $828) of total unrecognized compensation cost related to non-vested RSUs. That cost is expected to be recognized over a weighted average period of 1.5 years (2015 – 2.2 years).

RSUs are valued at the market price of the underlying securities on the grant date and the compensation expense, based on the estimated number of awards expected to vest, is recognized on a straight-line basis over the three-year vesting period. For the year ended December 31, 2016, stock-based compensation expense related to RSUs of $431 (2015 – $377) was recorded in selling, general and administration expenses and recorded against additional paid-in capital.

14.	Research and development expense:

In June 2015, the Company entered into a license and supply agreement with SteadyMed Ltd. for the distribution rights to TREVYENT® that included an upfront payment of $3,000 upon execution of the agreement which was recorded in R&D expense.

21

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

15.	Basic and diluted loss per share:

Basic loss per share is calculated as set forth below:

Year ended December 31	2016	2015

Net loss	$(19,619)	$(24,462)

Weighted average number of common shares for basic loss per share	25,255,413	18,198,840

Loss per share – basic	$(0.78)	$(1.34)

Diluted loss per share is calculated as set forth below:

Year ended December 31	2016	2015

Net loss	$(19,619)	$(24,462)
Less: recovery of fair value of liability classified awards	(433)	-
Diluted loss available to common shareholders	$(20,052)	$(24,462)
Weighted average number of common shares for basic loss per share	25,255,413	18,198,840
Plus: incremental shares from assumed exercise	62,783	-
Diluted weighted average number of common shares for diluted loss per share	25,318,196	18,198,840
Loss per share – diluted	$(0.79)	$(1.34)

16.	Commitments:

(a)	Operating leases:

The Company has entered into operating leases for office space. Future minimum payments under the various operating leases are as follows:

2017	$414
2018	414
2019	379
2020	328
2021	187
Thereafter	546

Total minimum payments required	$2,268

Rent expense for the year ended December 31, 2016 was $614 (2015 - $655).

22

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

16.	Commitments (continued):

(b)	Commitments for clinical and other agreements:

The Company entered into various clinical and other agreements requiring it to fund future expenditures of $1,755 (2015 - $2,889).

(c)	Purchase commitments:

The Company has purchase commitments with certain suppliers who assist in the production of AGGRASTAT®. The amount of the purchase commitment is based on physical quantities manufactured; however, there is a minimum purchase obligation of $146 for years 2017 through 2020.

17.	Income taxes:

The components of loss before income taxes consist of the following:

	2016	2015

Canadian	$(13,602)	$(11,574)
Foreign	(5,865)	(12,899)

Loss before income taxes	$(19,467)	$(24,473)

The reconciliation of income tax computed at statutory tax rates to income tax expense (recovery), using a 26.0% (2015 – 26.0%) statutory tax rate, is:

	December 31,	December 31,
	2016	2015

Loss before income taxes	$(19,467)	$(24,473)
Statutory tax rate	26.0%	26.0%

Income tax recovery at Canadian statutory income tax rates	$(5,061)	$(6,363)
Change in valuation allowance	4,197	4,290
Permanent differences	343	447
Tax rate differences	450	291
Foreign exchange and other differences	223	1,324
Income tax expense (recovery)	$152	$(11)

23

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

17.	Income taxes (continued):

Significant components of the Company’s deferred tax assets are shown below:

	December 31,	December 31,
	2016	2015

Deferred tax assets:
Tax loss carryforwards	$80,963	$76,694
Research and development deductions and investment tax credits	27,709	29,116
Tax values of depreciable assets in excess of accounting values	3,230	2,773
Share issue costs and other	1,413	544

Total deferred tax assets	113,315	109,127
Valuation allowance	(112,855)	(108,658)

Net deferred tax assets	$460	$469

At December 31, 2016, the Company has investment tax credits of $16,512 (2015 - $17,577) available to reduce deferred income taxes otherwise payable.

The Company also has total loss carryforwards of $327,455 (2015 - $313,062) available to offset future taxable income: in Canada, in the amount of $188,444 (2015 - $173,698); in Switzerland, in the amount of $93,314 (2015 - $93,205); in the United States, in the amount of $44,933 (2015 - $45,289); and in the United Kingdom, in the amount of $764 (2015 - $870).

The Company’s Canadian federal and provincial investment tax credits and non-capital losses for income tax purposes expire as follows:

	Investment	Non-capital
	tax credits	losses

2017	$975	$-
2018	145	-
2019	501	3,384
2020	481	34,506
2021	528	6,478
Thereafter until 2035	13,882	283,087

	$16,512	$327,455

The Company recognizes interest and penalties related to income taxes in interest and other income. To date, the Company has not incurred any significant interest and penalties. The Company is subject to assessments by various taxation authorities which may interpret tax legislations and tax filing positions differently from the Company. The Company provides for such differences when it is likely that a taxation authority will not sustain the Company’s filing position

24

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

17.	Income taxes (continued):

and the amount of the tax exposure can be reasonably estimated. As at December 31, 2016, a provision of nil (2015 - nil) has been made in the financial statements for estimated tax liabilities. Tax years ranging from 2004 to 2016 remain subject to examination in the various countries we operate in.

18.	Related party transactions:

During the year ended December 31, 2016, the Company incurred expenses for consulting services provided by a company owned by one of the officers of the Company. The amounts charged were recorded at their exchange amounts and were subject to normal trade terms. For the year ended December 31, 2016, the Company incurred expenses of $148 for services provided by the consulting company relating to general corporate matters. Included in accounts payable and accrued liabilities at December 31, 2016 was $148 owing to the consulting company.

During the year ended December 31, 2015, the Company incurred expenses for services provided by a law firm in which a director of one of the Company’s wholly owned subsidiaries was a partner. The amounts charged were recorded at their exchange amounts and were subject to normal trade terms. For the year ended December 31, 2015, the Company incurred legal fees of $63 for services provided by the law firm relating to general corporate matters. Included in accounts payable and accrued liabilities at December 31, 2015 was $12 owing to the legal firm. For the year ended December 31, 2016, the law firm was no longer a related party. The Company also incurred expenses for services provided by an accounting firm in which a director of one of the Company’s wholly owned subsidiaries was a partner. The amounts charged were recorded at their exchange amounts and were subject to normal trade terms. For the year ended December 31, 2015, the Company incurred accounting fees of $35 for services provided by the accounting firm relating to general corporate matters. Included in accounts payable and accrued liabilities at December 31, 2015 was $31 owing to the accounting firm. For the year ended December 31, 2016, the accounting firm was no longer a related party.

19.	Contingencies:

(a)	The Company may, from time to time, be subject to claims and legal proceedings brought against it in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company.

(b)	The Company entered into indemnification agreements with all officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, the Company maintains appropriate liability insurance that limits the exposure and enables the Company to recover any future amounts paid, less any deductible amounts pursuant to the terms of the respective policies, the amounts of which are not considered material.

25

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

19.	Contingencies (continued):

(c)	The Company has entered into license and research agreements with third parties that include indemnification provisions that are customary in the industry. These indemnification provisions generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions may survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

20.	Segmented information:

Revenue is earned through the sale of the Company’s commercialized products. During the years ended December 31, 2016 and 2015, the sale of AGGRASTAT® accounted for more than 90% of total revenue.

The Company recognizes segmentation based on geography as follows:

Year ended December 31, 2016	Europe	Rest of World	Total

Revenue	$10,931	$14,325	$25,256
Cost of goods sold	2,585	3,725	6,310

Gross margin	8,346	10,600	18,946
Gross margin %	76%	74%	75%

Year ended December 31, 2015	Europe	Rest of World	Total

Revenue	$10,572	$10,338	$20,910
Cost of goods sold	3,191	3,396	6,587

Gross margin	7,381	6,942	14,323
Gross margin %	70%	67%	68%

26

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2016 and 2015

20.	Segmented information (continued):

During the years ended December 31, 2016 and 2015, there were two customers that individually accounted for more than 10% of total revenue. In 2016, these customers accounted for 23% and 20% of total revenue (2015 – 28% and 19%).

Property and equipment by geographic area were as follows:

As at December 31	2016	2015

Europe	$116	$95
Rest of World	432	645

	$548	$740

27